CHYRON CORPORATION

August 12, 2002

Jim Paul

100 Lucinda Drive

Babylon, New York 11702

Re: Amendment to Employment Agreement

Dear Mr. Paul:

This shall confirm the agreement between you and Chyron Corporation (the "Company") pursuant to which you have agreed to continue to reduce your annual base salary from $215,000 to $185,000 effective January 1, 2002 through October 30, 2003 which is the end of the term of your amended employment agreement (the "Reduced Amount"). This reduction was done voluntarily for the benefit of the Company and shall not affect the severance due you under the Employment Agreement dated October 1, 1997 and as amended on January 10, 2001 and August 12, 2002 (collectively, the "Employment Agreement"). In addition, in the event the Company terminates you "without cause," as defined under the Employment Agreement, then the Reduced Amount, including any reduced amounts from prior years, shall be due and payable as part of your severance under the Employment Agreement. All other terms of the Employment Agreement shall remain in full force and effect.

If the Employment Agreement is no longer in effect and at such time your employment by the Company is terminated without cause, as defined under the Employment Agreement, then you will be entitled to receive the Reduced Amount, including any reduced amounts from prior years, in addition to any other severance owed to you by the Company.

Please acknowledge your consent to the above by executing and dating below and returning this letter agreement to me.

Very truly yours,

/s/ Roger Henderson

Roger Henderson

Agreed and Accepted

/s/ Jim Paul

Jim Paul

Dated: 9-4-02

SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (the "Second Amendment"), is being made this 12th day of August, 2002, effective immediately, between Chyron Corporation, a New York corporation, having its principal offices at 5 Hub Drive, Melville, New York 11747 (the "Company") and James Paul ("Paul"), an individual residing at 100 Lucinda Drive, Babylon, New York 11702.

W I T N E S S E T H :

WHEREAS, the Company and Paul have entered into an Employment Agreement dated as of October 11, 1997 (the "Agreement") pursuant to which Paul was originally employed by the Company as its Senior Vice President-Human Resources, and which was amended as of January 10, 2001 (the "First Amendment," collectively, the "Employment Agreement") pursuant to which he was promoted to Executive Vice President and a member of the office of Chief Executive Officer, and subsequently given the title of Executive Vice President Human Resources and General Manager of Chyron Graphics;

WHEREAS, the Company wishes to extend the term of the Employment Agreement and Paul wishes to accept such extension.

NOW THEREFORE, in exchange for good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

    Except as specifically defined herein, each defined term utilized herein shall have the same meaning ascribed to such term in the Employment Agreement.

    The phrase "Executive Vice President and member of the office of the Chief Executive Officer" shall be deleted in each instance and replaced with "Executive Vice President Human Resources and General Manager of Chyron Graphics".

    Section 1 of the Employment Agreement is hereby amended by deleting and replacing "October 30, 2002" with "October 30,2003".

    Except with respect to the changes effected by this Second Amendment, the terms and conditions provided in the Employment Agreement shall remain in full force and effect.

    This Second Amendment may be effected in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Second Amendment to the Employment Agreement as of the date first written above.

CHYRON CORPORATION

By: /s/ Roger Henderson
Roger Henderson
President and Chief Executive Officer

/s/ James Paul
James Paul